UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): January 18, 2018

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06              Material Impairments.

Hanger, Inc. (the “Company”) has previously disclosed in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2016 and November 17, 2016 that, due to a significant decline in the market capitalization of the Company’s common stock following announcements included in its Current Report on Form 8-K filed with the SEC on February 26, 2016, which included disclosure that the Company’s stock would no longer be listed for trading on the New York Stock Exchange, the Company had commenced the first step of a two-step interim impairment test of its goodwill.  The Company has also previously disclosed, based on the results of the first step of the impairment test, that Company management, in consultation with the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), made a preliminary assessment that it was more likely than not that the Company would record a material non-cash goodwill impairment charge effective in its financial statements for either 2015 or 2016.

The Company has now substantially completed the second step of its impairment analyses, as specified under Accounting Standards Codification, Topic 350 — Intangibles — Goodwill and Other.  In accordance with this standard, on January 18, 2018, the Audit Committee concluded that the Company’s goodwill and certain indefinite-lived intangible assets were impaired as of December 31, 2015 and October 1, 2016, and that the preliminary estimated amount of the impairment charges are approximately $385.8 million and $86.2 million, respectively.  The impairment at December 31, 2015 reflected an estimated fair value below the carrying value of the Company’s Patient Care reporting unit’s goodwill, while the impairment at October 1, 2016 reflected an estimated fair value below the carrying value of the Company’s Therapeutic Solutions and Distribution Services reporting units’ goodwill.  The impairment at December 31, 2015 is due primarily to a decline in the fair value of the Company’s assets attributable to an increase in the required rate of return on investment arising from the delay in the filing of the Company’s periodic financial statements and resulting delisting from the New York Stock Exchange, decline in the Company’s market capitalization, and other factors. In addition to these factors, the impairment at October 1, 2016 also related to decreases in the Company’s anticipated future earnings performance from the Therapeutic Solutions and Distribution Services reporting units.

The impairment charges do not result in any current or future cash expenditure.   Additionally, the charges do not have an impact on the Company’s compliance with its financial ratio or other covenants in its credit agreements.

Disclosures About Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “preliminary,” “intends,” “expects,” “plans” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the Company’s financial statements and other financial data and accounting review; the time required to prepare its periodic reports for filings with the SEC; the impact of the Tax Cuts and Jobs Act on the Company’s financial statements; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data, periodic reports or other corporate actions. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2016 as filed with the SEC. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: January 19, 2018